Exhibit 21

Subsidiary Listing

Subsidiaries	State of Organization	Name under which Subsidiary does Business(1)

Coventry Health and Life Insurance Company	Delaware
Group Health Plan, Inc.	Missouri
HealthAmerica Pennsylvania, Inc.	Pennsylvania
Soutern Health Services, Inc.	Virginia
Coventry Health Care of Delaware, Inc.	Delaware
Coventry Health Care of Kansas, Inc.	Kansas
Coventry Health Care of Iowa, Inc.	Iowa
Carelink Health Plans, Inc.	West Virginia
HealthCare USA, Inc.	Florida
Coventry Health Care of Nebraska, Inc.	Nebraska
Coventry Health Care of Louisiana, Inc.	Louisiana
Coventry Health Care of Georgia, Inc.	Georgia
Coventry Health Care of the Carolinas, Inc.	North Carolina
Coventry Health Care Investment Corporation	Delaware
HealthAssurance Pennsylvania, Inc.	Pennsylvania
HealthCare USA of Missouiri, L.L.C.	Missouri
WellPath Select, Inc.	North Carolina
Coventry Management Services, Inc.	Pennsylvania
Coventry Financial Management Services, Inc.	Delaware
Coventry Health Care Management Corporation	Virginia	HealthAssurance
Coventry Transplant Network, Inc.	Delaware
Healthcare America, Inc.	Kansas
Coventry Services Corporation	Delaware
Coventry Health Care Development Corporation	Kansas
Coventry Healthcare Management Corporation	Delaware
WellPath Community Health Plans, Inc.	North Carolina
Specialty Services, Inc.	Missouri
Health Care USA Midwest, Inc.	Delaware
Health Assurance Financial Services, Inc.	Delaware
WellPath Preferred Services, L.L.C.	Delaware
SouthCare PPO, Inc.	Delaware
WellPath of Carolina, Inc.	Delaware	Healthcare Preferred

(1)	Unless otherwise noted, each Subsidiary only does business under its legal name as set forth under the heading “Subsidiaries.”